Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements of CIFC Corp. and its subsidiaries and the effectiveness of CIFC Corp. and its subsidiaries’ internal control over financial reporting dated March 28, 2014, appearing in the Annual Report on Form 10-K of CIFC Corp. and its subsidiaries for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

New York, New York

December 11, 2014